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                                                                     EXHIBIT 8.1

[KPMG PEAT MARWICK LLP LETTERHEAD]

December 22, 1997

The Board of Directors
First Federal Savings and Loan of Hazleton
12 East Broad Street
Hazleton, Pennsylvania 18201

Ladies and Gentlemen:

You have requested the opinion of KPMG Peat Marwick, LLP (KPMG) as to certain state income tax consequences to First Federal Savings and Loan of Hazleton (the
Bank), Northeast Pennsylvania Financial Corp. (the Holding Company), and Eligible Account Holders or Supplemental Eligible Account Holders of the Bank, resulting from the proposed conversion and reorganization of First Federal Savings and Loan Association of Hazleton from a federally-chartered mutual savings and loan association to a federally-chartered capital stock savings bank, under the name First Federal Bank, in which First Federal Bank will issue all of its stock to Northeast Pennsylvania Financial Corp., a newly formed savings and loan holding company, which will own all of First Federal Bank's capital stock (the Conversion).

In preparing this opinion letter, we have relied, in part, upon certain factual descriptions provided in the PLAN OF CONVERSION dated November 18, 1997, as well as the facts and representations which are provided below under the headings "STATEMENT OF FACTS" and "REPRESENTATIONS". If any fact or representation contained herein is not complete or accurate it is important that we be notified immediately in writing as this may cause us to change our opinion.

STATEMENT OF FACTS

First Federal Savings and Loan of Hazleton, a federally chartered mutual savings bank organized and operated in the Commonwealth of Pennsylvania, desires to convert to a federal stock institution which similarly, will be organized and operated under the laws of the Commonwealth of Pennsylvania. The conversion will be accomplished by the use of a holding company to purchase and hold the stock of the Bank. The Holding Company, a Delaware corporation, will offer for sale, through a subscription offering and a syndicated community offering, shares of its common stock. The Bank, upon the amendment of its charter to authorize and issue stock, will simultaneously sell its capital stock to the Holding Company pursuant to a plan of conversion. The Holding Company will authorize 16 million shares of common stock, with a par value of $.01 per share. In addition, the Holding Company will authorize 2 million shares of preferred stock, with a par value of $.01 per share. Based upon preliminary estimates provided by the Bank, the Holding Company will initially issue between 3,825,000 and 5,175,000 of their authorized shares of common stock.

The plan of conversion provides that non-transferable rights to subscribe for the common stock of the Holding Company will be granted, in order of priority:
(i) to each of the Bank's Eligible Account Holders (depositors whose accounts in the Bank totaled $50 or more on September 30,


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1996), (ii) to the Bank's employee benefit plans, consisting of the ESOP which intends to subscribe for up to 8% of the common stock issued in connection with the Conversion, (iii) to each of the Bank's Supplemental Eligible Account Holders (depositors whose accounts in the Bank totaled $50 or more on December 31, 1997), and (iv) to certain other members of the Bank as of the close of business on the voting record date. The Holding Company will offer its shares of common stock not subscribed for in the above subscription offering for sale in a community offering or, if necessary, in a syndicated community offering, to certain members of the general public with preference given to institutional investors and/or natural persons residing in the boroughs or counties in which the Bank maintains an office.

Keller and Company, Inc., has issued an opinion stating that, pursuant to its valuation, the subscription rights have no value based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Holding Company stock at a price equal to its estimated fair market value, which will be the same price as the actual purchase price for any unsubscribed shares of Holding Company stock.

In the event of a complete liquidation of the Bank in its present mutual form, each depositor would receive his pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation.

Upon the change in legal form of the Bank to a stock institution, a "liquidation account" will be created for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to its net worth as of the latest practicable date prior to conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if they were to continue to maintain their deposit account at the Bank, would be entitled to receive a payment for their respective interest in the liquidation account prior to any payment made to the stockholder upon a complete liquidation of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest in the liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposits, with a balance of $50 or more held in the Bank on September 30, 1996 and December 31, 1997, respectively. Each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the total liquidation account will be based on the proportion that the balance of their deposit account bore on the eligibility date to the balance of all deposit accounts in the Bank on such date.

If, however, on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, the amount of Qualifying Deposit of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the amount of the Qualifying Deposit of such Eligible Account Holder or Supplemental Eligible Account Holder as of the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or less than the


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December 22, 1997
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amount of the Qualifying Deposits as of the previous annual closing date, then the interest in the liquidation account relating to such Deposit would be reduced by the proportion of any such reduction, and such interest will cease to exist if such Qualifying Deposit accounts are closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Qualifying Deposit. Any assets remaining after the above liquidation rights of Eligible Account Holder and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company as the sole stockholder of the Bank.

REPRESENTATIONS

KPMG is relying on the following representations in rendering the opinions contained herein. It is understood that KPMG has not independently verified the accuracy of any of these representations:

         (1) The fair market value of the withdrawable deposit accounts plus interests in the liquidation account of the converted Bank to be constructively received under the PLAN OF CONVERSION will, in each instance, be equal to the fair market value of the withdrawable deposit accounts (plus the related interest in the residual equity of the Bank) deemed to be surrendered in exchange therefor.

         (2) If an individual's total deposits in the Bank equal or exceed $50 as of the Eligibility Record Date or the Supplemental Eligibility Record Date, then no amount of that individual's total deposits will be excluded from participating in the liquidation account. The fair market value of the deposit accounts of the Bank which have a balance of less than $50 on the Eligibility Record Date or the Supplemental Eligibility Record Date will be less than 1% of the total fair market value of all deposit accounts of the Bank.

         (3) Immediately following the Conversion, the Eligible Account Holders and the Supplemental Eligible Account Holders of the Bank will own all of the outstanding interests in the liquidation account and will own such interest solely by reason of their ownership of deposits in the Bank immediately before the Conversion.

         (4) After the Conversion, the converted Bank will continue the business of the Bank in the same manner as prior to the Conversion. The converted Bank has no plan or intention and the Holding Company has no plan or intention to cause the converted Bank to sell its assets other than in the ordinary course of business.

         (5) The Holding Company has no plan or intention to sell, liquidate or otherwise dispose of the stock of the converted Bank other than in the ordinary course of business.

         (6) The Holding Company and the converted Bank have no current plan or intention to redeem or otherwise acquire any of the common stock issued in the Conversion transaction.


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         (7) Immediately after the Conversion, the assets and liabilities of the converted Bank will be identical to the assets and liabilities of the Bank immediately prior to the Conversion, plus the net proceeds from the sale of the converted Bank's common stock to the Holding Company and any liability associated with indebtedness incurred by the Employee Plans in the acquisition of Holding Company common stock by the Employee Plans.

         (8) The Bank and the Holding Company are corporations within the meaning of section 7701(a)(3) of the Internal Revenue Code.

         (9) None of the shares of the Holding Company common stock to be purchased by the depositor-employees of the Bank in the Conversion will be issued or acquired at a discount. However, shares may be given to certain directors and employees as compensation by means of the Employee Plans. Compensation to be paid to such directors and depositor-employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (10) The fair market value of the assets of the Bank, which will be transferred to the converted Bank in the Conversion, will equal or exceed the sum of the liabilities of the Bank which will be assumed by the converted Bank and any liabilities to which the transferred assets are subject.

         (11) The Bank is not under the jurisdiction of a bankruptcy or similar court in any Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

         (12) Upon the completion of the Conversion, the Holding Company will own and hold 100% of the issued and outstanding capital stock of the converted Bank and no other shares of capital stock of the converted Bank will be issued and/or outstanding. At the time of the Conversion, the converted Bank does not have any plan or intention to issue additional shares of its stock following the transaction. No shares of preferred stock of the converted Bank are authorized, issued, and/or outstanding.

         (13) Upon the completion of the Conversion, there will be no rights, warrants, contracts, agreements, commitments or understandings with respect to the capital stock of the converted Bank, nor will there be any securities outstanding which are convertible into the capital stock of the converted Bank.

         (14) No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders, or others in lieu of (a) nontransferable subscription rights, or (b) an interest in the liquidation account of the converted Bank.

         (15) The Bank has maintained a reserve for bad debts in accordance with sections 593 and 585 of the Code and, following the Conversion, to the extent allowed under the


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         Code, the converted Bank shall maintain a reserve for bad debts in accordance with the applicable provisions of the Code.

         (16) Depositors will pay the expense of the Conversion solely applicable to them, if any. The Holding Company and the Bank will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to the depositors or to the Holding Company shareholders.

         (17) The exercise price of the subscription rights received by the Bank's Eligible Account Holders, Supplemental Eligible Account Holders, and other holders of subscription rights to purchase Holding Company common stock will be equal to the fair market value of the stock of the Holding Company at the time of the completion of the Conversion as determined by an independent appraisal.

         (18) The proprietary interests of the Eligible Account Holders and the Supplemental Eligible Account Holders in the Bank arise solely by virtue of the fact that they are account holders in the Bank.

         (19) There is no plan or intention for the converted Bank to be liquidated or merged with another corporation following this proposed transaction.

         (20) The liabilities of the Bank assumed by the converted Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by the Bank in the ordinary course of its business and are associated with the assets transferred.

         (21) External legal counsel (Muldoon, Murphy & Faucette) has opined that for federal income tax purposes no gain or loss will be recognized as a result of the proposed Conversion by either the Bank or the Holding Company, and that the proposed conversion of the Bank from a mutual savings bank to a stock savings bank qualifies as a tax-free reorganization for federal income tax purposes pursuant to Section 368(a)(1)(F) of the Internal Revenue Code.

         (22) External legal counsel has opined that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the issuance to them of withdrawable deposit accounts in the converted Bank plus interests in the liquidation account of the converted Bank in exchange for deposit accounts in the Bank and their related interest in the residual equity of the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

         (23) External legal counsel has opined that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company, provided that the amount


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December 22, 1997
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         paid for the Holding Company common stock is equal to the fair market value of such stock. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the distribution to them of nontransferable subscription rights to purchase the Holding Company stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will not realize any taxable income for federal income tax purposes as a result of the exercise by them of the nontransferable subscription rights.

         (24) Based on the opinion of Keller and Company, Inc., the nontransferable subscription rights do not have any value.

         (25) No gain or loss will be recognized by the Bank under Generally Accepted Accounting Principles (GAAP) as a result of the Conversion and the purchase accounting method will not be used by the Bank to account for the transaction in accordance with GAAP.

         (26) The Bank is a federally chartered savings institution. The Bank is neither incorporated nor currently conducting business in the State of Delaware.

         (27) The Holding Company is a domestic Delaware corporation, organized at the direction of the Bank to become a savings and loan holding company and own all of the Bank's capital stock to be issued upon its conversion from mutual form to stock form. The Holding Company does not maintain any physical presence in nor conduct any business in the State of Delaware. The Holding Company conducts its business activities in the State of Pennsylvania.

STATE INCOME TAX OPINION

Pennsylvania Corporate Net Income Tax

STATEMENT OF FACTS, REPRESENTATIONS AND DISCUSSION - PENNSYLVANIA CORPORATE NET INCOME TAX (CNI)

Pennsylvania Corporate Net Income Tax (CNI) is imposed on domestic and foreign corporations and business trusts for the privilege of doing business, carrying on activities, or having capital employed or used or owning property in Pennsylvania (72 P.S. Section 7402, Act of March 4, 1971, P.L. 6). Certain entities are specifically excluded from the tax including building and loan associations, banks, bank and trust companies, national banks, savings institutions, trust companies, insurance and surety companies and PA S corporations (72 P.S. Section 7401(1)). The Holding Company is not an entity that is exempt from CNI taxation under one of the above exceptions. Accordingly, the Holding Company is subject to CNI taxation.


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December 22, 1997
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The computation of Pennsylvania taxable income begins with federal taxable income before any net operating loss and special deductions, reported on federal Form 1120 (72 P.S. Section 7401(3)1(a) & 61 Pa. Code Section 153.11(a)). Certain modifications are made to federal taxable income to arrive at Pennsylvania taxable income.

Adjustments that would increase Pennsylvania taxable income include:

         - certain tax preference items under the federal alternative minimum taxation system that are not deductible for Pennsylvania CNI purposes (72 P.S. Section 7401(3)1(d));

         - foreign and state income taxes(72 P.S. Section 7401(3)1(o));

         - employment incentive payments (Section 491(a), Act of June 13, 1967, P.L. 31); and

         - expenses related to interest on federal obligations (72 P.S. Section 7401(3)1(b.1)).

Adjustments that would decrease Pennsylvania taxable income include:

         - the dividends received deduction (72 P.S. Section 7401(3)1(b));

         - interest on federal obligations (72 P.S. Section 7401(3)1(b.1));

         - wages related to federal tax credits (72 P.S. Section 7401(3)1(c) & 61 Pa Code Section 153.12);

         - foreign dividend gross up (72 P.S. Section 7401(3)1(b));

         - additional capital loss or contributions deductions for corporations participating in a federal consolidated return filing (72 P.S.
           Section 7404);

         - depreciation adjustments (72 P.S. Section 7401(3)1(h) & 61 Pa Code
           Section 153.14(3)&(4)); and

         - Pennsylvania net operating loss deductions (72 P.S. Section 7401(4)(a)).

As opined by external legal counsel, for federal income tax purposes, no gain or loss will be recognized in the proposed Conversion by the Holding Company. In addition, the transaction does not give rise to any positive or negative adjustments required to be made for Pennsylvania CNI purposes.

OPINION

Based solely on the STATEMENT OF FACTS, REPRESENTATIONS, AND DISCUSSIONS set forth in this opinion letter, it is the opinion of KPMG that no Pennsylvania Corporate Net Income Tax will arise to the Holding Company as a result of the Conversion.

Pennsylvania Mutual Thrift Institutions Tax

STATEMENT OF FACTS, REPRESENTATIONS AND DISCUSSION - PENNSYLVANIA MUTUAL THRIFT INSTITUTIONS TAX (MTIT)

Section 1501 of the Pennsylvania Mutual Thrift Institutions Tax Act (72 P.S.
Section 8501; the Act) defines a mutual thrift institution as every:


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         (1) savings bank without capital stock;

         (2) building and loan association;

         (3) savings and loan association; and

         (4) savings institutions having capital stock.

The Bank has represented that it qualifies as a savings institution with capital stock and is therefore, subject to the MTIT.

The Act provides for a mutual thrift institution to compute its tax based on separate company net income computed in accordance with Generally Accepted Accounting Principles (GAAP), subject to certain defined exceptions (72 P.S.
Section 8502(c)).

One of the exceptions, as provided in the Act (72 P.S. Section
8502(c)(3))provides that:

"In the case of a business combination entered into after December 31, 1986, which is treated as a reorganization for purposes of section 368 of the Internal Revenue Code of 1986, or a similar successor provision, and accounted for under the purchase accounting method, net earnings or loss shall be determined as though the acquisition has been accounted for under the pooling of interest method."

It has been represented to KPMG that upon the Conversion, no gain or loss will be recognized by the Bank under Generally Accepted Accounting Principles (GAAP) as a result of the Conversion and the purchase accounting method will not be used by the bank to account for the transaction in accordance with GAAP.

OPINION

Based solely on the STATEMENT OF FACTS, REPRESENTATIONS, AND DISCUSSIONS set forth in this opinion letter, it is the opinion of KPMG that the following Pennsylvania Mutual Thrift Institutions Tax consequences will occur as a result of the above Conversion:

         (1) The Bank will not recognize any gain or loss as a result of the proposed Conversion.

         (2) The Bank will continue to file a Pennsylvania Mutual Thrift Institution Tax Return, with the basis of the Bank's taxable income to be determined under GAAP. The purchase accounting method will not be used to account for the transaction.

Pennsylvania Personal Income Tax

STATEMENT OF FACTS, REPRESENTATIONS AND DISCUSSION - PENNSYLVANIA PERSONAL INCOME TAX


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December 22, 1997
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External legal counsel has opined that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Account Holders of the Bank on the issuance to them of withdrawable deposit accounts in the Bank plus interests in the liquidation account of the converted Bank in exchange for their deposit accounts in the Bank and their related interest in the residual equity of the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

External legal counsel has opined that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company, provided that the amount paid for the Holding Company common stock is equal to the fair market value of such stock. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the distribution to them of nontransferable subscription rights to purchase the Holding Company stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will not realize any taxable income for federal income tax purposes as a result of the exercise by them of the nontransferable subscription rights.

In addition, Keller and Company, Inc., has issued an opinion stating that, pursuant to its valuation, the subscription rights have no value based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Holding Company stock at a price equal to its estimated fair market value, which will be the same price as the actual purchase price for any unsubscribed shares of Holding Company stock.

Pennsylvania personal income tax is imposed on eight specified categories of income received by individuals. Income is taxable if it emanates from one of the following classes (72 P.S. Section 7303(a)):

         (1) Compensation;

         (2) Net profits from the operation of a business, profession or other activity;

         (3) Net gains from the sale, exchange or other disposition of real or personal property;

         (4) Net gains or income from or in the form of rents, royalties, patents and copyrights;

         (5) Dividends;

         (6) Interest;

         (7) Gambling and lottery winnings other than prizes of the Pennsylvania State Lottery; or

         (8) Net gains or interest obtained through estates and trusts.

Eligible Account Holders and Supplemental Account Holders of the Bank will be receiving withdrawable deposit accounts in the Bank plus interests in the liquidation account of the converted Bank in exchange for their deposit accounts and their related interest in the residual



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equity of the Bank, along with nontransferable subscription rights to purchase shares of stock in the Holding Company.

Consistent with federal treatment, Pennsylvania affords similar tax-free treatment with respect to tax-free reorganizations pursuant to Section 368(a)(1)(F) of the Internal Revenue Code (72 P.S. Section 7303(a)(3)). Accordingly, the Conversion would not give rise to any income that would emanate from any one of the above eight classes.

OPINION

Based solely on the STATEMENT OF FACTS, REPRESENTATIONS, AND DISCUSSIONS set forth in this opinion letter, it is the opinion of KPMG that for Pennsylvania Personal Income Tax purposes:

         (1) No gain or loss will be recognized by Eligible Account Holders and Supplemental Account Holders of the Bank on the issuance to them of withdrawable deposit accounts in the Bank plus interests in the liquidation account of the converted Bank in exchange for their deposit accounts and their related interest in the residual equity of the Bank, or to the other depositors on the issuance to them of withdrawable deposit accounts.

         (2) No gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Bank upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company, provided that the amount paid for the Holding Company common stock is equal to the fair market value of such stock. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on the distribution to them of nontransferable subscription rights to purchase the Holding Company stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will not realize any taxable income for state income tax purposes as a result of the exercise by them of the nontransferable subscription rights.

Delaware Corporate Income Tax

STATEMENT OF FACTS, REPRESENTATIONS AND DISCUSSION - DELAWARE CORPORATE INCOME
TAX

The Bank is neither incorporated nor currently conducting business in the State of Delaware. Accordingly, no Delaware corporate income tax will arise to the Bank as a result of the Conversion.

The Holding Company is a domestic Delaware corporation, organized at the direction of the Bank to become a savings and loan holding company and own all of the Bank's capital stock to be issued upon its conversion from mutual form to stock form. The Holding Company does not maintain any physical presence in nor conduct any business in the State of Delaware.


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First Federal Savings and Loan of Hazleton
December 22, 1997
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Delaware Tax Law Section 1901(b)(6) exempts an entity from Delaware corporation income tax if the corporation maintains a statutory corporate office in Delaware but is not doing business in Delaware. Thus, if a company has no physical presence in Delaware and derives no income from Delaware activities, it should be exempt from Delaware corporate income taxation.

OPINION

Based solely on the STATEMENT OF FACTS, REPRESENTATIONS, AND DISCUSSIONS set forth in this opinion letter, it is the opinion of KPMG that the following Delaware Corporate Income Tax consequences will occur as a result of the above
Conversion:

         (1) The Bank will not be subject to Delaware taxation since it is not organized under the laws of Delaware and it does not have any physical presence or conduct any business in Delaware.

         (2) Although the Holding Company will be organized in Delaware, it should not be subject to Delaware corporation income tax if it does not maintain any physical presence in Delaware nor conduct any business within Delaware.

                                  *************

The opinions expressed above are rendered with respect to the specific matters discussed herein and we express no opinion with respect to any other federal or state income tax, or other state and local taxes, or legal aspect of the merger. Our opinions are based on the completeness and accuracy of the above-stated facts and representations. If any of the foregoing are not entirely complete or accurate, it is imperative that we be informed immediately in writing, as the inaccuracy or incompleteness could have a material effect on our conclusions. We are relying upon the relevant provisions of Article III, Article IV, and Article XV of the Pennsylvania Tax Reform Code of 1971, Act of March 4, 1971, P.L.6; Title 8, Chapter 1 of the Delaware General Corporation Law; the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinions. The opinions contained herein are not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. Unless you specifically request otherwise, we will not update these opinions for subsequent changes or modifications to the law and regulations, or to the judicial and administrative interpretations thereof.



/s/ KPMG PEAT MARWICK LLP

December 22, 1997